EXHIBIT 11

                                  SKYMALL, INC.

              STATEMENT RE: COMPUTATION OF INCOME (LOSS) PER SHARE

                                                                      YEAR ENDED DECEMBER 31,
                                                                ----------------------------------
For Primary Income (Loss) Per Share(3)(4)                          1994         1995        1996
                                                                ---------    ---------  ----------
Weighted average number of common shares outstanding            3,276,450    5,150,000   5,303,600
Net  dilutive  impact  report of common  stock  equivalents
  issuable  upon conversion  of  Preferred  Stock from
  private placement in October 1996--based on treasury
  stock method (1)(2)                                             189,000      189,000     180,715
Net dilutive impact of stock options--based on the
  treasury stock method (1)                                        92,337       92,337      92,337
Net dilutive  impact of stock  options and  warrants--based
  on the treasury stock method using average market price              --           --      35,261
                                                             ------------   ----------  ----------
Pro form weighted  average  number of common and common
  equivalent shares outstanding                                 3,557,787    5,431,337   5,611,913
                                                             ============   ==========  ==========
Net income (loss)                                            $(12,186,000)  $  758,000  $2,188,000
Preferred stock dividends                                              --           --      77,000
                                                             ------------   ----------  ----------
Net income (loss) available for common shares                $(12,186,000)  $  758,000  $2,111,000
                                                             ============   ==========  ==========

Net income (loss) per common share                           $      (3.43)  $     0.14  $     0.38
                                                             ============   ==========  ==========

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(1)  Pursuant to the rules of the Securities and Exchange Commission, common and common equivalent shares issued during the 12 months immediately preceding the filing date of the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, including loss years where the impact of incremental shares is antidilutive; as calculated using the treasury stock method at the initial public offering price of $8.00 per share.

(2) Shares of common stock potentially issuable upon conversion of convertible preferred stock have been included since the convertible preferred stock is automatically converted upon completion of the initial public offering.

(3) No calculation of fully diluted loss per share has been provided as fully diluted loss per share is equal to primary loss per share.

(4) Common and common equivalent shares have been adjusted to reflect a 1,592-for-1 stock exchange upon incorporation in Nevada in October 1996.